Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS FIRST QUARTER 2017 FINANCIAL

RESULTS AND PROVIDE A BUSINESS UPDATE

Tuesday, May 16, 2017

9:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s first quarter 2017 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we will hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Lisa Sundstrom, SANUWAVE’s Chief Financial Officer, please go ahead.

Lisa Sundstrom

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

SANUWAVE will now provide an update of our most recent activities during the quarter as well as our first quarter 2017 annual financial results. Our Quarterly Report on Form 10-Q was filed with the SEC on May 15, 2017. If you would like to be added to the Company’s distribution list, please call SANUWAVE at (770) 419-7525 or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, May 16, 2017. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the board, Kevin Richardson.

Kevin Richardson

Thank you, Lisa.

On our last call we highlighted the success in 2016, listed our goals for 2017 and discussed the weakness which would occur in Q1, specifically out of South Korea. The good news is South Korea is back on track, which Andre will talk about later.

On that call we also delivered the eight goals to measure our success in 2017 which I will review now and at the beginning of each call going forward. The eight goals a

-	Anticipate approval from FDA later this year
-	Record sales internationally
-	7-10 new regions/countries added with a minimum of 20 new devices sold
-	4-5 publications or posters in 2017
-	Expansion of board from 4 to 7
-	Expansion of science advisory from 2 to 5
-	Launch clinical work domestically in new tangentially areas for growth
-	At least one non-medical partner by year end.

We remain on track to achieve all of these stated goals in 2017 and anticipate much of these to taking traction in the coming months.

The most important items the team will discuss today are the outlook for 2017 and the FDA. We are excited about both. The order outlook, we will share, was built on a bottoms up basis, distributor by distributor, and it gives us confidence that even if we didn’t add any new territories and if they only hit their low-end projections we would be flat for the year in device shipments, kind of a worst case scenario. If we add the countries we expect to sign, and the distributors meet their mid-range forecasts we will more than double the number of devices shipped, and that does not include any benefit from an FDA approval. With regard to the FDA, Pete will go into as much detail as we can about our response to the FDA questions, and why we remain confident of an approval sometime later this year.

I will now turn it over to Lisa to discuss the financials

Lisa Sundstrom

Thank you, Kevin.

Revenues for the three months ended March 31, 2017 were $150,000, a decrease of $120,000, or 44%, from the prior year. Our revenues resulted primarily from sales in Europe, Asia and Asia/Pacific of our orthoPACE device and related applicators. The decrease in revenue for 2017 was due to lower sales of new orthoPACE devices and applicators and lower applicator refurbishments in Europe and Asia/Pacific region, as compared to the prior year.

Research and development expenses for the three months ended March 31, 2017 were $260,000, a decrease of $50,000, or 16%, from the prior year. The decrease in 2017 was a result of lower consultant expenses related to the de novo petition submission to the FDA in July 2016.

General and administrative expenses for the three months ended March 31, 2017 were $449,000, a decrease of $51,000, or 10% from the prior year. The decrease for 2017 was primarily due to reduced salary and related costs as a result of reduction in headcount in June 2016, lower rent expense due to move to new facility and lower travel expenses.

Net loss for the three months ended March 31, 2017 was $494,000, or ($0.00) per share, compared with a net loss of $1.7 million, or ($0.02) per share in 2016, a decrease in the net loss of $1.2 million, or 71%. The decrease in the net loss for 2017 was due a gain on the warrant valuation and the reduced operating expenses in 2017 which I just discussed.

Looking at cash flows, as of March 31, 2017, we had cash on hand of $98,000, compared with $134,000 at December 31, 2016. Net cash used by operating activities was $115,000 for 2017, compared with $1 million for 2016. The decrease for 2017 in cash used for operations was primarily due to lower operating expenses in 2017.

We continue to project that our cash burn-rate from operations will be approximately $125,000 to $225,000 per month in 2017 as we continue to expand our international markets, prepare for the commercialization of dermaPACE and continue research and development of non-medical uses of our technology.

Now, let me turn the call to Pete Stegagno for a regulatory and manufacturing update.

Pete Stegagno

Good morning, everyone. During our last call, we informed you about our on-going communications with FDA pertaining to our de novo petition for Class II classification for the dermaPACE system in treating diabetic foot ulcers. This communication was in response to FDA’s request for additional information pertaining via a discretionary letter, commonly referred to in FDA-speak as a Deficiency Letter. These types of letters are very common in all forms of product approval or clearance submissions and is the vehicle by which FDA communicates to firms for additional information, clarification to submitted information, requests for additional information, and to work through labeling wording, and claims.

The Deficiency Letter contained 33 items, some of them questions, some requests for clarification, and others requests for further information. All of the 33 items were answerable and involved clarification of statistical analyses, providing additional clinical data, requests for labeling changes, and requests for technical data for special controls. Developing the responses was a total team effort, and having one of the preeminent experts on shock wave in house in the form of Iulian Cioanta sure helped and adds credibility to our responses. Iulian and his staff burned a serious amount of midnight oil assembling all of the data and information required to complete many of the responses. We have submitted our responses to FDA for their review while two items remain open pending completion of testing involving updated cleaning validations and updated system testing, both of which are currently on-going and will complete shortly.

Unlike other types of submissions such as PMAs or 510(k)s which are under strict timelines for decisions by FDA, de novo petitions do not carry any such decision timeline. With that said, we are anticipating a decision by FDA no sooner than November or December of this year. We remain optimistic as we believe a clearance for dermaPACE will allow this safe product with proven clinical benefits to enter the marketplace and set the stage for cost-effective wound healing solutions.

Because of the amount of effort required by all hands to develop our responses, other clinical work has taken a backseat. We anticipate to devote greater resources in the coming few months to restarting new clinical initiatives involving scar studies, DFU studies, and other indications.

With that said, I’ll turn it over to Andre Mouton to provide an international business update.

Andre Mouton

Good morning, everyone.

The past quarter went by very fast and the focus have been to increase the existing market penetration and to ensure a workable model with new groups coming on board per country and per region. This lead to a couple of discussion points which we must address as an organization.

International

●

We mentioned in the previous call that the international focus will be to maximize findings and experiences where we are strong in sales already and to adapt future strategy to that. The focus was also the process of reviewing specific markets to ensure we have the correct relationship within that specific market and to address the exact market needs per country. We also managed to explore more specific concerns per country to ensure we address the exact market need

Existing markets

o

South Korea is a large market for us and currently the market conditions caused by the political turmoil is continuing to affect us.  KOVE, our distributor, is still very positive about receiving reimbursement in Q2 for wound care.  We expect strong performance picking up in late Q2. We are in daily communication with the team to ensure we assist and help where possible. They had a successful Diabetic Conference last week where orders have begun to return in earnest. We also have regional interest from more groups based out of Korea that requested a regional wound care solution collaboration. Talks are under way.

o

We are adapting and re-aligning our relationships in Europe. Our current distributors are too stretched for the region and are not making the most out of local country specific opportunities and reimbursement opportunities. The focus will be on a smaller country number representation per distributor and adding more distributors for identified non-covered countries. These discussions have started and initial discussions are taking place to ensure enough screening is done before contract signing.

o	Italy is very pro-active and innovative with local market penetration. We are now doing a best practice knowledge sharing to ensure we can share between all the European distributors.
o

Australia completed their critical VLU (venous leg ulcer) study in February and results will be published this summer.  The results are positive and we anticipate this will be used to help carry momentum in that market.

o	The Canada relationship has been changed and ongoing efforts are on the way to get momentum back and to get sales initiated.

New markets

o

The key focus for expansion remains South East Asia and neighboring countries closer to South Korea. The feedback we have from these markets are that we must identify more than one distributor per country. The wound and non-wound opportunities are different and we must address it like that.

o

The basic business model remains once our standard process for screening and on-boarding new distributors have been complete.  The regions we are focused on take one of 3 types of relationship normally:

■	Distributor where they effectively resell our product
■	JV where we share in the profits of the region, but also share some costs
■	Exclusivity where we effectively sell off a region for up-front cash in exchange for long term low pricing and support. Like the well-known OEM scenario.

o	We currently have discussions with companies under all three types of deals in the following regions:

1.	Canada – Distributor concerns addressed,
2.	S. America – ongoing discussions with a specific group,
3.	UK – new distributor identified,
4.	E. Europe – countries identified and active new screening for distributors,
5.	Scandinavia – countries identified and active new screening for distributors,
6.	Distribution agreement is signed with Romanian group
7.	Asia – Ongoing discussions with two major investment groups from mainland China. These groups have specific interest in distribution and access to both Public and Private wound care markets
8.

Middle East – Ongoing discussions with regional player and business agreements have been shared. We also have interested parties per country that will be addressed once we have concluded the regional player interest.

9.	India – Initial discussions with identified groups have started. Screening proves cumbersome so far.
10.	Our goal is to add 7-10 territories this year, with 3-5 occurring in Q2.
11.	We have signed NDA’s with various distributors covering Taiwan, Indonesia, Vietnam, Thailand, Malaysia, Singapore, China
12.	South Africa is still the gateway for Africa but non-reimbursement is a concern
13.

Ongoing analysis and adaptations are happening in Europe via our current partners with new markets and distributors being explored. Updated country list and identified distributors are being completed. This process is hindered due to bad press and strange market activities from our known competitors. We also started a new education campaign where we are informing the market of the exact differences between our technology and that advocated by our competitors. There seems to be a big misunderstanding of exactly how each technology work and how it is classified. Iulian has been critical in really establishing the differences between the technologies and has been using our new Blog “Shock this” to educate those on what and how our technology works.

o

Ongoing discussions with two current distributors for establishment of a refurbishment center within their countries. This will add immense value to turnaround and service delivery especially within Europe

I will now turn it back to Kevin for concluding remarks.

Kevin Richardson

Thanks Andre and the team.

I will end the call similar to how I began a review of goals for 2017

-	1) Anticipated FDA approval later this year

o	Pete outlined how we have responded and now we just have to sit and wait, anxiously, nervously, and patiently

-	2) Record sales internationally

o	As you heard from Andre we are extremely busy and I am confident we will finish this year at least flat and based on forecasts likely double

-	3) 7-10 new regions/countries added, with minimum of 20 new devices sold

o	Again, you heard it from Andre, we are on track to meet or exceed this as a goal. This helps plant seeds for stronger growth in future years

-	4) 4-5 publications or posters in 2017

o	Main part of brand building and adding credibility and we have 2 slated already and need to add 2-3 more, of the goals for 2017, this may be the one that we miss by a one or two.

-	5) Expansion of board of directors from 4 to 7

o	We have identified some great talent from various industries and backgrounds, including international, that we hope will begin to join in the coming months

-	6) Expansion of science advisory board from 2 to 5

o	We should be able to add 1 per quarter for the rest of this year

-	7) Launch clinical work domestically in new tangential areas for growth

o	We have been slow on launching this project but are hopeful by the end of Q3 this will begin

-	8) At least one new non-medical partner by year end

o	I won’t comment on this yet, because I made this mistake once before, but the team is working hard on this and we hope by year end we will have something to discuss.

Let’s turn it over to Q&A at this time.

Operator….

Operator

Q&A.

I will now turn the call back to Mr. Kevin Richardson for closing remarks.

Kevin Richardson

Thanks to everyone for joining, if you need anything, check the website or call us directly and we will try to assist. Also, anyone in the Suwanee, GA area wanting to visit, please call and we can arrange a tour.